Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-219883

Care.com, Inc.

Prospectus Supplement dated December 29, 2017
to the Prospectus dated August 28, 2017
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This prospectus supplement amends and supplements the prospectus dated August 28, 2017 of Care.com, Inc., relating to the possible offer and resale by the selling stockholder of up to 6,453,660 shares of our common stock that are issuable upon the conversion of 46,350 shares of our Convertible Preferred Stock, Series A, referred to in the prospectus and herein as the convertible preferred stock.

The sole purpose of this prospectus supplement is to modify certain information in the prospectus set forth under the caption “Selling Stockholder” to reflect changes in the ownership structure of the entities that may be deemed to be beneficial owners of the securities owned directly by the selling stockholder.

This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement. This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information herein modifies or supersedes the information contained in the prospectus. Except as amended by this prospectus supplement, the “Selling Stockholder” section of the prospectus is not otherwise affected by this prospectus supplement.

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Investing in our common stock involves risks. You should carefully read and consider “Risk Factors” included in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, on page 7 of the prospectus and in any related prospectus supplement before investing in any of our common stock.

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Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The fourth paragraph appearing under the heading “Selling Stockholder” in the prospectus is hereby amended and restated in its entirety as follows:
The table below lists the selling stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of shares of the convertible preferred stock, as of December 29, 2017, assuming conversion of the convertible preferred stock held by the selling stockholder but taking into account any limitations on conversion set forth therein. The third column lists the shares of common stock being offered by this prospectus by the selling stockholder and does not take into account any limitations on conversion of the convertible preferred stock set forth therein. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.
The table appearing under the heading “Selling Stockholder” in the prospectus, including Footnote (1) to the table, is hereby amended and restated in its entirety as follows:

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
CapitalG LP(1)	4,785,141	6,453,660	—
Total	4,785,141	6,453,660	—

(1) Consists of 46,350 shares of convertible preferred stock held directly by CapitalG LP and convertible into our common stock, subject to certain conditions and adjustments. CapitalG GP LLC, the general partner of CapitalG LP; Alphabet Holdings LLC, the managing member of CapitalG GP LLC; XXVI Holdings Inc., the sole member of Alphabet Holdings LLC; and Alphabet Inc., the sole stockholder of XXVI Holdings Inc., may each be deemed to have sole voting and dispositive power with respect to these shares. Laela Sturdy, a member of our board of directors, is a partner of CapitalG LP. The address for CapitalG LP is 1600 Amphitheatre Parkway, Mountain View, California 94043.